Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Enhanced Outperformance Notes Due December 2008
(Linked to the S&P 500® Index and the Russell 2000®Index)
Final Term Sheet

Principal Amount:	$32,965,000
Pricing Date:	November 21, 2006
Issue Date:	December 6, 2006
Maturity Date:	December 6, 2008, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (subject to the effect of Market Disruption Events)
Determination Date:	November 21, 2008, subject to the effect of Market Disruption Events
Initial Issue Price:	100% of Principal Amount
Underwriting commission:	0.25% of Principal Amount
Proceeds to Issuer:	99.75% of Principal Amount
Redemption Amount at Maturity:	On the Maturity Date, we will pay in respect of each note an amount in cash as follows:
If the Long Index Performance is greater than or equal to the Short Index Performance, 100% plus the lesser of:
(a) the Maximum Return, and
(b) the Outperformance multiplied by the Enhancement Multiplier
If the Long Index Performance is less than the Short Index Performance,100% minus the lesser of:
(a) the Underperformance, and
(b) 100%
Enhancement Multiplier:	3
Initial Long Index Level:	1402.14

Initial Short Index Level:	790.14
Outperformance Cap:	12.7%
Maximum Return:	38.1%
CUSIP:	002546711

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.